Exhibit 10.1
CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is by and between Edgewell Personal Care Company (the “Company”) and Jennifer Seeser (“Executive”).

WITNESSETH:

WHEREAS, the Company, on behalf of itself, its subsidiaries and its stockholders, and any successor or surviving entity, wishes to encourage Executive’s continued service and dedication in the performance of his/her duties, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) believes that the prospect of a pending or threatened Change of Control inevitably creates distractions and personal risks and uncertainties for its executives, and that it is in the best interests of Company and its stockholders to minimize such distractions to certain executives, and the Board further believes that it is in the best interests of the Company to encourage its executives’ full attention and dedication to their duties, both currently and in the event of any threatened or pending Change of Control; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued retention of certain members of the Company’s management, including Executive, and the attention and dedication of management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change of Control.

NOW, THEREFORE, in order to induce Executive to remain in the employ of the Company and in consideration of his/her continued service to the Company, the Company agrees that Executive shall receive the benefits set forth in this Agreement in the event that Executive’s employment with the Company is terminated subsequent to a Change of Control in the circumstances described herein, and the parties further agree as follows:

I.	Definitions.

The meaning of each defined term that is used in this Agreement is set forth below.

(a)	AAA. The American Arbitration Association.

(b)	Accounting Firm. The meaning of this term is set forth in Subsection IV(g)(ii).

(c)	Additional Pay. The meaning of this term is set forth in Subsection IV(d).

(d)	After-Tax Amount. The meaning of the term is set forth in Subsection IV(g)(i).

(e)	Beneficiaries. The meaning of this term is set forth in Subsection VI(b).

(f)	Board. The meaning of this term is set forth in the second WHEREAS clause of this Agreement.

(g)	Business Combination. The meaning of this term is set forth in Subsection I(i)(iii).

(h)
Cause. For purposes of this Agreement, “Cause” shall mean Executive’s willful breach or failure to perform his/her employment duties. For purposes of this Subsection I(h), no act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that such action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive’s employment shall not be treated as having been terminated for Cause unless the Company delivers to Executive, prior to or at Termination of Employment, a certificate of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive has engaged in such willful conduct and specifying the details of such willful conduct.

(i)
Change of Control. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if there is a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change of Control shall be deemed to have occurred if a Section 409A Change of Control Occurs.

(j)	Code. For purposes of this Agreement, “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k)	Company. The meaning of this term is set forth in the first paragraph of this Agreement and in Subsection VI(a).

(l)
Controlled Group. For purposes of this Agreement, “Controlled Group” shall mean a group including any corporation or other business entity that from time to time is, along with the Company, a member of a controlled group of businesses, as defined in sections 414(b) and 414(c) of the Code, provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such test. A corporation or other business entity ceases to be a member of the Controlled Group when a sale or other disposition causes it to fall outside the definition of the term Controlled Group.

(m)
Disability. For purposes of this Agreement, “Disability” shall mean an illness, injury or similar incapacity which 52 weeks after its commencement, continues to render Executive unable to perform the material and substantial duties of Executive’s position or any substantially similar occupation or substantially similar employment for which Executive is qualified or may reasonably become qualified by training, education or experience. Any question as to the existence of a Disability upon which Executive and the Company cannot agree shall be determined by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, by any adult member of Executive’s immediate family or Executive’s legal representative), and approved by the Company, such approval not to be unreasonably withheld. The determination of such physician made in writing to both the Company and Executive shall be final and conclusive for all purposes of this Agreement.

(n)	Employer. For purposes of this Agreement, “Employer” shall mean the Company or the Subsidiary, as the case may be, with which Executive has an employment relationship.

(o)	Exchange Act. This term shall have the meaning set forth in Subsection I(i).

(p)	Executive. This term shall have the meaning set forth in the first paragraph of this Agreement.

(q)	Excise Tax. This term shall have the meaning set forth in Subsection IV(g)(i).

(r)	Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without Executive’s prior express written consent, of any of the following circumstances:

(i)
The assignment to Executive of any duties inconsistent with Executive’s status or responsibilities as in effect immediately prior to a Change of Control, which differ materially from those required prior to the Change of Control;

(ii)
(A) A reduction in Executive’s annual base salary as in effect immediately before the Change of Control; or (B) the failure to pay a bonus award to which Executive is entitled under any short-term incentive plan(s) or program(s), any long-term incentive plan(s) or program(s), or any other incentive compensation plan(s) or program(s) of Company in which Executive participated immediately prior to the time of the Change of Control;

(iii)	A change in the principal place of Executive’s employment, as in effect immediately prior to the Change of Control, to a location more than fifty (50) miles distant from such location;

(iv)
The failure by the Company to offer Executive participation in incentive compensation or stock or stock option plans on at least a substantially equivalent basis, both in terms of the nature and amount of benefits provided and the level of Executive’s participation, as is then being provided by the Company to similarly situated peer executives of the Company;

(v)
The failure of the Company to obtain a satisfactory written agreement from any successor prior to consummation of the Change of Control to assume and agree to perform this Agreement, as contemplated in Subsection VI(a); or

(vi)
Any purported Termination of Employment by the Company of Executive that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection III(b) or, if applicable, Subsection I(h).

Executive’s continued employment with the Company or any Subsidiary shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder. Any good faith determination of “Good Reason” made by the Executive shall be conclusive for purposes of this Agreement.

(s)	Notice of Termination. The meaning of this term is set forth in Subsection III(b).

(t)	Payments. The meaning of this term is set forth in Subsection IV(g)(i).

(u)	Resulting Corporation. The meaning of this term is set forth in Subsection I(i)(iii).

(v)
Retirement. For purposes of this Agreement, “Retirement” shall mean Executive’s voluntary Termination of Employment with the Company, other than for Good Reason, and in accordance with the Company’s retirement policy generally applicable to its employees or in accordance with any prior or contemporaneous retirement agreement or arrangement between Executive and the Company.

(w)	Section 409A Change of Control. For purposes of this Agreement, “Section 409A Change of Control” shall mean:

(i)
The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control;

(ii)
The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group is considered to own 30% or more the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control.;

(iii)
A majority of the members of the Company’s Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election; or

(iv)
One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

(v)
Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(vi)	This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

(x)	Subsidiary. For purposes of this Agreement, “Subsidiary” shall mean any corporation of which fifty percent (50%) or more of the voting stock is owned, directly or indirectly, by the Company.

(y)
Target Bonus. For purposes of this Agreement, “Target Bonus” means the assigned bonus target for the Executive under any short-term incentive plan(s) of the Company, multiplied by his or her base salary, for the relevant fiscal year. If the Executive’s base salary is changed during the relevant fiscal year, the Target Bonus shall be calculated by multiplying the Executive’s assigned bonus target by the highest base salary in effect during that fiscal year.

(z)	Termination Notice Date. For purposes of this Agreement, “Termination Notice Date” shall mean:

(i)	In the case of Executive’s Termination of Employment because of Disability, thirty (30) calendar days in advance of Executive’s Termination of Employment; and

(ii)
In the case of Executive’s Termination of Employment for Cause, a date not less than thirty (30) calendar days in advance of Executive’s Termination of Employment and, in the case of Executive’s Termination of Employment for Good Reason, a date not less than thirty (30) calendar days nor more than sixty

(60) calendar days in advance of Executive’s Termination of Employment.

(aa) Termination of Employment. For purposes of this Agreement, “Termination of Employment” shall mean Executive’s separation from service with the Employer and all other members of the Controlled Group, as the term “separation from service” is defined in IRS regulations under Section 409A of the Code (generally, a decrease in the performance of services to no more than 20% of the average for the preceding 36- month period, and disregarding leave of absences of up to six (6) months where there is a reasonable expectation the Employee will return).

II.	Term of Agreement.

(a)
General. Upon execution by Executive, this Agreement shall commence effective as of February 1, 2019. This Agreement shall continue in effect through May 1, 2020; provided, however, that commencing on May 1, 2019, and every May 1 thereafter, the term of this Agreement shall automatically be extended for an additional year unless, not later than ninety (90) calendar days prior to the date on which this Agreement otherwise automatically would be extended, the Company shall have given notice to Executive that it does not wish to extend this Agreement; provided further, however, that if a Change of Control shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of twelve

(12) months beyond the month in which the Change of Control occurred.

(b)
Disposition of Employer. In the event Executive is employed by a Subsidiary, the terms of this Agreement shall expire if such Subsidiary is sold or otherwise disposed of prior to the date on which a Change of Control occurs, unless Executive continues in employment with the Controlled Group after such sale or other disposition. If Executive’s Employer is sold or disposed of on or after the date on which a Change of Control occurs, this Agreement shall continue through its original term or any extended term then in effect.

(c)
Deemed Change of Control. If Executive’s Termination of Employment occurs within six (6) months prior to the date on which a Section 409A Change of Control occurs, and such Termination of Employment was at the request of a third party who has taken steps to effect a Section 409A Change of Control, or otherwise was in connection with the Section 409A Change of Control, then for all purposes of this Agreement, a Section 409A Change of Control shall be deemed to have occurred prior to such Termination of Employment. Any payment that becomes due under the terms of this Agreement with respect to a Termination of Employment, including any such Termination of Employment within six (6) months prior to a Section 409A Change of Control under this subsection (c), shall be due at the time otherwise provided herein, such that, for example, any payment that may become due under Section IV(c) on the six (6) month anniversary of a Termination of Employment shall be due on such six

(6) month anniversary if any such amount becomes payable in connection with a Termination of Employment within six (6) months prior to a Section 409A Change of Control under this subsection (c).

(d)
Expiration of Agreement. No termination or expiration of this Agreement shall affect any rights, obligations or liabilities of either party that shall have accrued on or prior to the date of such termination or expiration.

III.	Benefits Following Change of Control.

(a)
Entitlement to Benefits Upon Termination of Employment. If a Change of Control shall have occurred, Executive shall be entitled to the benefits provided in Section IV hereof upon his/her subsequent Termination of Employment within two (2) years after the date of the Change of Control unless such Termination of Employment is (i) a result of Executive’s death or Retirement, (ii) for Cause, (iii) a result of Executive’s Disability, or (iv) by Executive other than for Good Reason. For purposes of Executive’s entitlement to benefits under Section IV of this Agreement, “Termination of Employment” shall be limited to a Termination of Employment that is not as a result of Executive’s death, Retirement or Disability and (x) if by the Company, is not for Cause, or (y) if by Executive, is for Good Reason.

(b)
Notice of Termination. Any purported Termination of Employment by either the Company or Executive shall be communicated on the Termination Notice Date by written Notice of Termination to the other party hereto in accordance with Section

VIII. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that indicates the specific provision(s) of this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Executive’s Termination of Employment under the provision(s) so indicated. If Executive’s Termination of Employment shall be for Cause or by Executive for other than Good Reason, the Company shall pay Executive his/her full base salary through the Termination of Employment at the salary level in effect at the time Notice of Termination is given and shall pay any amounts to be paid to Executive pursuant to any other compensation or stock or stock option plan(s), program(s) or employment agreement(s) then in effect, at the time such payments are due under such plan(s), program(s) or agreement(s), and the Company shall have no further obligations to Executive under this Agreement.

If within thirty (30) calendar days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the grounds for Termination of Employment, then amounts will be treated as paid upon Termination of Employment if paid on the date on which the dispute is finally resolved, whether by mutual written agreement of the parties or by a decision rendered pursuant to Section XI; provided that such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. In the event such dispute involves nonpayment of benefits under this Agreement, Executive must take further enforcement efforts within the period specified in Regulation §1 .409A-3(g) in order to demonstrate reasonable diligence (generally within 180 days of the latest date on which payment could have been timely made absent such dispute). Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive his/her full compensation including, without limitation, base salary, bonus, incentive pay and equity grants, in effect when the notice of the dispute was given, and continue Executive’s participation in all benefits plans or other perquisites in which Executive was participating, or which Executive was enjoying, when the Notice of Termination giving rise to the dispute was given, until the dispute is finally resolved, provided that any amounts subject to Section 409A shall not commence to be paid until the sixth month anniversary of Executive’s Termination of Employment. Amounts paid under this Subsection III are in addition to and not in lieu of all other amounts due to Executive under this Agreement and shall not be offset against or reduce any other amounts due to Executive under this Agreement.

IV.	Compensation Upon a Termination of Employment.

Upon Executive’s Termination of Employment following a Change of Control, Executive shall be entitled to the following benefits, provided that such Termination of Employment occurs during the two (2) year period immediately following the date of the Change of Control, and such Termination of Employment is not as a result of Executive’s death, Retirement or Disability and (x) if by the Company, is not for Cause, or (y) if by Executive, is for Good Reason:

(a)
Prorated Payout of Short Term Bonus. Executive shall be entitled to payment in full of Executive’s prorated bonus for the fiscal year in which the Termination occurs. The prorated bonus amount shall be calculated as Executive’s Target Bonus for the fiscal year in which the Termination occurs, or, if greater, the actual bonus awarded to Executive under any short-term incentive plan(s) of the Company for the fiscal year immediately preceding the fiscal year in which the Termination occurs, divided by 365 and multiplied by the number of calendar days in said year immediately up to the day on which the Termination occurs. The payment described in this section shall be subject to any valid deferral election which was made prior to that time by the Executive under any Company qualified pension plan, nonqualified pension plan, 401(k), excess 401(k) or non-qualified deferred compensation plan then in effect. The payment of such prorated short-term bonus shall also be taken into consideration for purposes of computation of benefits under any qualified and/or nonqualified employee pension benefit plans or employee welfare benefit plans then maintained by the Company, and, if applicable, any agreement entered into between the Executive and the Company which is then in effect, in accordance with the terms and conditions of such plans and/or agreements.

(b)
Accelerated Vesting of Equity Awards. All unvested stock options and restricted stock and stock equivalent awards, including performance awards, that have been granted or sold to the Executive by the Company and which have not otherwise vested, shall immediately accelerate and vest in the manner and to the extent such awards would vest under the terms of the individual award agreements with respect to each of those equity awards as if a change of control, as defined in those individual award agreements, had occurred, notwithstanding that the definition of a change of control set forth in those award agreements may differ from the definition of Change of Control set forth in this Agreement, and notwithstanding that the terms of individual award agreements might otherwise provide for forfeiture of those awards upon Executive’s Termination of Employment. With respect to stock equivalents, the acceleration and vesting described in this Subsection (b) shall be subject to any valid deferral election which was made prior to that time by the Executive under any Company non-qualified deferred compensation plan, program or permitted deferral arrangement then in effect. If Executive does not incur such a Termination of Employment following a Change of Control, nothing herein shall be deemed to revise or amend the terms of the individual award agreements with respect to such equity awards.

(c)
Standard Benefits. The Company shall pay Executive his/her full base salary through Termination of Employment at the rate in effect at the time the Notice of Termination is given, no later than the second business day following Termination of Employment, plus all other amounts to which Executive is entitled under any compensation plan(s) or program(s) of the Company applicable to Executive at the time such payments are due under such plan(s) or program(s).

(d)	Additional Benefits. The Company shall pay to Executive as additional pay (“Additional Pay”), the product of one (1) multiplied by the sum of (x) the greater of
(i)Executive’s annual base salary in effect immediately prior to the Termination of Employment, or (ii) Executive’s annual base salary in effect as of the date of the Change of Control, and (y) Executive’s Target Bonus Amount. The Company shall pay the Additional Pay to Executive in a lump sum, in cash, on the six (6) month anniversary of Executive’s Termination of Employment. The payment described in this section IV(d) shall not be deemed to be regular compensation which is subject to any deferral elections made by the Executive, or Company matching contributions, under any qualified pension plan, nonqualified pension plan, 401(k), excess 401(k) or nonqualified deferred compensation plan then maintained by the Company, except as specifically required under the terms of such plans. Except as specifically set forth in section IV(e) below or as specifically required under the terms of the applicable plans, such payment shall not be taken into consideration for purposes of computation of benefits under any qualified and/or non-qualified employee pension benefit plans or employee welfare benefit plans then maintained by the Company, and, if applicable, any agreement entered into between the Executive and the Company which is then in effect.

(e)
Retirement Plan Benefits. If not already vested, Executive shall be deemed fully vested as of his or her Termination of Employment in any Company retirement plan(s) or other written agreement(s) between Executive and the Company relating to pay or other retirement income benefits upon retirement in which Executive was a participant, party or beneficiary immediately prior to the Change of Control, and any additional plan(s) or agreement(s) in which such Executive became a participant, party or beneficiary thereafter. For purposes of this Subsection IV(e), the term “plan(s)” includes, without limitation, the Company’s qualified pension plans, non-qualified pension plans, 401(k) plans and excess 401(k) plans, and any companion, successor or amended plan(s), if any, and the term “agreement(s)” encompasses, without limitation, the terms of any offer letter(s) leading to Executive’s employment with the Company where Executive was a signatory thereto, any written amendment(s) to the foregoing and any subsequent agreements on such matters, if any. In the event the terms of the plans referenced in this Subsection IV(e) do not for any reason coincide with the provisions of this Subsection IV(e) (e.g., if plan amendments would cause disqualification of qualified plans), Executive shall be entitled to receive from the Company, under the terms of this Agreement, an amount equal to all amounts Executive would have received, had all such plans continued in existence as in effect on the date of this Agreement after being amended to coincide with the terms of this Subsection IV(e) payable in twelve (12) monthly installments, commencing on the first day of the month immediately following the six (6) month anniversary of Executive’s Termination of Employment.

Health and Other Benefits.
(i)For a period of twelve (12) months after Termination of Employment, the Company shall continue health, vision, dental, life insurance and long-term disability benefits, including executive benefits, to Executive and/or Executive’s family as if Executive’s employment with the Company had not been terminated as of Termination of Employment, in accordance with the Company’s then-current plans, programs, practices and policies on terms and conditions (including the level of benefits, deductibles and employee payments for such benefits) not less favorable than those which are then being provided to peer executives of the Company. The full cost of health and dental coverage, less the portion of the cost that the Executive is required to pay for such benefits pursuant to the Company’s health and dental plan or program, will be included in Executive’s taxable income. The amount paid under this Section IV(f)(i) during a taxable year of Executive may not impact the amount paid by the Company under this Section IV(f)(i) during any other taxable year. The Company will also pay Executive an amount equal to any federal, state and local taxes due on such taxable income such that Executive will be in tax-equivalent position after such payments to what Executive would have been in had Executive paid the full cost of the coverage. Such amount will be paid to the Executive on the later of (i) the due date for the Executive’s tax return for the taxable year in which such taxable income is reported, and (ii) the sixth month anniversary of Executive’s Termination of Employment. In no event shall such amount be paid later than the end of Executive’s taxable year next following the taxable year in which such taxes are remitted to the applicable taxing authority.

(ii)If pursuant to the terms and conditions of any such health or welfare plan or program, the Company is not able to continue Executive’s and/or Executive’s family participation in the plan or program for all or any portion of such twelve (12) month period, the Company will reimburse Executive for the cost of insurance for any such benefit for Executive and/or Executive’s family, for such period as such benefits are not able to be continued pursuant to a plan or program of the Company, less the amount that would have been paid by Executive for such benefits pursuant to the Company’s plan or program. Such amount will be payable in twelve (12) monthly installments, commencing on the first day of the month immediately following Executive’s Termination of Employment. In the event that Executive and the Company cannot agree upon the amount of such payments described in the previous two sentences, they shall mutually agree upon an independent third-party benefits consultant who shall determine, after an opportunity for both Executive and the Company to present evidence, the amount of such payments which shall be made, which determination shall be binding upon Executive and the Company, absent manifest error. In the event that the Executive, at the time of a Change of Control, is not eligible to participate as a retiree in the Company’s health and dental plans that allow retiree participation, including executive plans, the Company shall immediately cause the eligibility requirements for participation as a retiree in such plans to be revised or waived so that Executive shall be entitled to participate as a retiree following Executive’s Termination of Employment and the continuation of benefits period described in the preceding paragraph.

(iii)Company shall provide Executive six (6) months of outplacement services through a designated provider selected by Company. Such outplacement assistance must commence within ninety (90) days of the date of Termination and will terminate after six (6) months thereafter or upon the date Executive obtains other employment, whichever date is sooner.

(f)	Alternatives in the Event of Excise Tax.

(i)
In the event any payment(s) or the value of any benefit(s) received or to be received by Executive in connection with Executive’s Termination of Employment or contingent upon a Change of Control (whether received or to be received pursuant to the terms of this Agreement or of any other plan, arrangement or agreement of the Company, its successors, any person whose actions result in a Change of Control, or any person affiliated with any of them (or which, as a result of the completion of the transaction(s) causing a Change of Control, will become affiliated with any of them) (collectively, the “Payments”)), are determined, under the provisions of Subsection IV(g)(ii), to be subject to an excise tax imposed by Section 4999 of the Code (any such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), as determined in this Subsection IV(g)(i), then the Company shall reduce the aggregate amount of the Payments payable to the Executive such that no Excise Tax shall be payable by the Executive and the Payments shall not cease to be deductible by the Company by reason of Section 280G of the Code (or any successor provision thereto). Notwithstanding the foregoing, the Company shall not reduce the aggregate amount of the Payments payable to the Executive pursuant to the foregoing sentence if the After-Tax Amount (as defined below) of the unreduced Payments is greater than the After-Tax Amount that would have been paid had the Payments been reduced pursuant to the foregoing sentence. For purposes of this Agreement “After-Tax Amount” means the portion of a specified amount that would remain after payment of all Excise Taxes (if any), income taxes, payroll and withholding taxes, and other applicable taxes paid or payable by Executive in respect of such specified amount.

(ii)
If there is a determination that the Payments payable to Executive must be reduced pursuant to the immediately preceding paragraph, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof and of the amount to be reduced. Executive may then elect which and how much of the Payments shall be eliminated or reduced as long as (i) the first such Payments to be reduced are not considered “deferred compensation” within the meaning of Section 409A of the Code (if any), (ii) if Payments described in (i) are exhausted and additional reductions are necessary, any cash Payments described in this Agreement are reduced next, and (iii) after such election the aggregate present value of the Payments equals the largest amount that would both (A) not cause any Excise Tax to be payable by Executive, and (B) not cause any Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision thereto). Executive shall advise the Company in writing of Executive’s election within ten (10) days of Executive’s receipt of such notice from the Company. Notwithstanding the foregoing, if no election is made by Executive within the ten-day period, the Company may elect which and how much of the Payments shall be eliminated or reduced as long as (i) the first such payments to be reduced are not considered “deferred compensation” within the meaning of Section 409A of the Code (if any), (ii) if Payments
described in (i) are exhausted and additional reductions are necessary, any cash Payments described in this Agreement are reduced next, and (iii) after such election the aggregate present value of the Payments equals the largest amount that would both (A) not cause any Excise Tax to be payable by Executive, and
(B) not cause any Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision thereto). For purposes of this paragraph, present value shall be determined in accordance with Code Section 280G(d)(4).

All determinations required to be made under this Subsection IV(g), including whether the aggregate amount of Payments shall be reduced, and the assumptions to be utilized in arriving at such determinations, unless otherwise set forth in this Agreement, shall be made by a nationally recognized certified public accounting firm selected by the Company and reasonably acceptable to Executive (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations to the Company and Executive within fifteen (15) business days after notice is given by Executive to the Company that any or all of the Payments have occurred, or such earlier time as is requested by the Company. Within two (2) business days after such notice is given to the Company, the Company shall instruct the Accounting Firm to timely provide the data required by this Subsection IV(g)(ii) to Executive. All fees and expenses of the Accounting Firm shall be paid in full by the Company. If the Accounting Firm determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Tax is payable by Executive, the Accounting Firm shall furnish Executive with a written opinion that failure to disclose or report the Excise Tax on Executive’s federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or any other penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive in the absence of material mathematical or legal error.

(g)
Legal Fees and Expenses. The Company shall pay to Executive all reasonable legal fees and expenses as and when incurred by Executive in connection with this Agreement, including all such fees and expenses, if any, incurred in contesting or disputing any Termination of Employment or in seeking to obtain or enforce any right or benefit provided by this Agreement, regardless of the outcome, unless, in the case of a legal action brought by or in the name of Executive, a decision is rendered pursuant to Section XI, or in any other proper legal proceeding, that such action was not brought by Executive in good faith. Such reimbursements shall be made no later than the last day of the calendar year following the calendar year in which the expenses were incurred.

(h)
No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section IV by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section IV be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement or other benefits received from whatever source after his/her Termination of Employment or otherwise, except as specifically provided in this Section IV. The Company’s obligation to make payments to Executive provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company or Employer may have against Executive or other parties.

V.	Death and Disability Benefits.

In the event of the death or Disability of Executive after a Change of Control, Executive, or in the case of death, Executive’s Beneficiaries (as defined below in Subsection VI(b)), shall receive the benefits to which Executive or his/her Beneficiaries are entitled under this Agreement and any and all retirement plans, pension plans, disability policies and other applicable plans, programs, policies, agreements or arrangements of the Company.

VI.	Successors; Binding Agreement.

(a)
Obligations of Successors. The Company will require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Accordingly, this Agreement shall be binding upon such successor or assignee, and the term “Company” shall include any surviving entity or successor to all or substantially all of its business and/or assets and the parent of any such surviving entity or successor. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to pursue appropriate remedies for such breach.

(b)
Enforceable by Beneficiaries. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees (the “Beneficiaries”). In the event of the death of Executive while any amount would still be payable hereunder if such death had not occurred, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s Beneficiaries.

(c)
Employment. Except in the event of a Change of Control and, thereafter, only as specifically set forth in this Agreement, nothing in this Agreement shall be construed to (i) limit in any way the right of the Company or a Subsidiary to terminate Executive’s employment at any time for any reason or for no reason; or (ii) be evidence of any agreement or understanding, expressed or implied, that the Company or a Subsidiary will employ Executive in any particular position, on any particular terms or at any particular rate of remuneration.

VII.	Non-Competition; Non-Solicitation; Confidential Information; Release.

(a)
In consideration of the benefits provided under this Agreement upon Executive’s Termination of Employment, Executive agrees that for a period of one year after Executive’s Termination of Employment, Executive will not compete against the

Company or any Employer within the Controlled Group in any Edgewell Business. For purposes of this Agreement, “Edgewell Business” shall mean any of the following business activities: all aspects of manufacturing, marketing, distributing, consulting with regard to, and/or operating a facility for the manufacturing, processing, marketing, or distribution of wet-shave products, suncare products, feminine care products, and infant care products. For purposes of this Agreement, to “compete” means to accept or begin employment with, advise, finance, own (partially or in whole), consult with, or accept an assignment through an employer with any third party worldwide in a position involving or relating to an Edgewell Business. This subparagraph, however, does not preclude Executive from buying or selling shares of stock in any company that is publicly listed and traded in any stock exchange or over- the-counter market.

(b)
For a period of one year following the Executive’s Termination of Employment, Executive shall not (i) induce or attempt to induce any employee of the Company or any Employer within the Controlled Group to leave the employ of the Company or such Employer or in any way interfere with the relationship between the Company or any such Employer and its employees or (ii) induce or attempt to induce any customer, supplier, distributor, broker, or other business relation of the Company or any Employer within the Controlled Group to cease doing business with the Company or such Employer, or in any way interfere with the relationship between any customer, supplier, distributor, broker or other business relation and the Company or such Employer.

(c)
Executive shall hold in fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, the Subsidiaries and their respective businesses, which shall have been obtained during Executive’s employment with the Employer and which shall not be public knowledge (other than by acts by Executive or his/her representatives in violation of this Agreement). After Executive’s Termination of Employment with the Company or any Employer within the Controlled Group, Executive shall not, without prior written consent of the Company or the Employer, communicate or divulge any such information, knowledge or data to anyone other than the Company, the Employer or those designated by them.

(d)
Executive agrees to release, settle, and forever discharge Company, including its agents, directors and employees, from all claims, causes of action, rights, demands, debts, or damages of whatever nature, whether Executive currently knows of them or whether Executive (and Executive’s heirs, agents, executers or assigns) ever had or now has, arising at any time up to and including the date of Termination (collectively “Claims”),

Executive further agrees that if any person or entity should bring such a charge, claim, complaint, or action on his behalf, Executive waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

This Agreement does not release Executive’s right to file a charge (or otherwise communicate) with the Equal Employment Opportunity Commission, the National Labor Relations Board, or similar state or local agencies in connection with any claim
Executive believes she may have against Company. In addition, nothing in this Agreement shall (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

Executive waives the right to recover in any proceeding she may bring against Company before the EEOC, the NLRB, or any other agency (or in any proceeding brought against Company on Executive’s behalf.).

Executive acknowledges and agrees that Executive is waiving any claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act and that:

(i)Executive is receiving consideration which is in addition to anything of value to which Executive otherwise would have been entitled;

(ii)Executive fully understands the terms of this Agreement and enters into it voluntarily without any coercion on the part of any person or entity;

(iii)Executive was given adequate time to consider all implications and to freely and fully consult with and seek the advice of whomever she deemed appropriate and has done so;

(iv)Executive was advised in writing, by way of this Agreement, to consult an attorney before signing this Agreement;

(v)Executive was advised that he/she has twenty-one (21) calendar days to consider this Agreement before signing it, and, if Executive signs this Agreement during this time period, the signing constitutes a knowing and voluntary waiver of this time period and understands that any changes to this Agreement, whether material or not, do not restart the twenty-one (21) day period; and

(vi)Executive has seven (7) calendar days after executing this Agreement to revoke this Agreement. If the seventh day is a weekend or national holiday, Executive has until the next business day to revoke. If Executive elects to revoke this Agreement, Executive shall notify the Company’s Chief Human Resource Officer in writing of Executive’s revocation (“Revocation”). Any determination of whether Executive’s revocation was timely shall be determined by the date of actual receipt by Company’s Chief Human Resource Officer.

In no event shall an asserted violation of this Section VII constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

VIII.	Notice.

All notices and communications including, without limitation, any Notice of Termination hereunder, shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by overnight delivery service, addressed as follows:

If to Executive:

Jennifer Seeser
840 Providence Ave St. Louis, MO 63119

If to the Company:

Edgewell Personal Care Company 6 Research Drive
Shelton, CT 06484 Att: Chief HR Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be deemed given and effective when actually received by the addressee.

IX.	Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company’s Chief Executive Officer or other authorized officer designated by the Board or an appropriate committee of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri. All references to sections of the Code or the Exchange Act shall be deemed also to refer to any successor provisions of such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Sections IV and V shall survive the expiration of the term of this Agreement.

X.	Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

XI.	Arbitration.

Any dispute that may arise directly or indirectly in connection with this Agreement, Executive’s employment or Executive’s Termination of Employment, whether arising in contract, statute, tort, fraud, misrepresentation, discrimination or other legal theory, shall be resolved by arbitration in St. Louis, Missouri under the applicable rules and procedures of the AAA. The only legal claims between Executive and the Company or any Subsidiary that would not be included in this agreement to arbitration are claims by Executive for workers’ compensation or unemployment compensation benefits, claims for benefits under a Company or Subsidiary benefit plan if the plan does not provide for arbitration of such disputes, and claims by Executive that seek judicial relief in the form of specific performance of the right to be paid until Termination of Employment during the pendency of any applicable dispute or controversy. If this Article XI is in effect, any claim with respect to this Agreement, Executive’s employment or Executive’s Termination of Employment must be established by a preponderance of the evidence submitted to an impartial arbitrator. A single arbitrator engaged in the practice of law shall conduct any arbitration under the applicable rules and procedures of the AAA. The arbitrator shall have the authority to order a pre-hearing exchange of information by the parties including, without limitation, production of requested documents, and examination by deposition of parties and their authorized agents. If this Article XI is in effect, the decision of the arbitrator: (i) shall be final and binding, (ii) shall be rendered within ninety (90) days after the empanelment of the arbitrator, and (iii) shall be kept confidential by the parties to such arbitration. The arbitration award may be enforced in any court of competent jurisdiction. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., not state law, shall govern the arbitrability of all claims.

XII.	Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

XIII.	Key Employee Six Month Deferral.

Notwithstanding anything to the contrary in this Agreement, if Executive qualifies as a “specified employee” as defined in Code Section 409A, a payment of nonqualified deferred compensation paid on account of a Termination of Employment may not be made until at least six
(6) months after such Termination of Employment. Any such payment otherwise due in such six (6) month period shall be suspended and become payable at the end of such six (6) month period.

XIV.	Compliance with Code Section 409A.

No provision of this Agreement shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B) (II) because of failure to satisfy the requirements of Code Section 409A and the regulations and guidance issued thereunder.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective as of the 1st day of February, 2019.

ATTEST:                        EXECUTIVE:

By:

Name:    Jennifer Seeser

ATTEST:                        EDGEWELL PERSONAL CARE COMPANY

By:

Name: David Hatfield

Title: Chief Executive Officer